Exhibit 10.13

EDGEWATER OFFICE PARK

WAKEFIELD, MASSACHUSETTS

FIRST AMENDMENT TO LEASE

Epsilon Data Management, Inc.

First Amendment to Lease (“First Amendment”) dated as of August 29, 2007 between 601 Edgewater LLC, a Delaware limited liability company (“Landlord”), and Epsilon Data Management, LLC, a Delaware limited liability company (“Tenant”).

Background

Reference is made to a lease dated July 30, 2002 (the “Lease”) between Landlord and Tenant for certain premises containing 96,726 square feet of Rentable Floor Area (the “Original Premises”) in the building known as 601 Edgewater Drive, Wakefield, Massachusetts (the “Building”). Capitalized terms used and not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Lease.

Landlord and Tenant desire to enter into this First Amendment to add certain expansion space to the Original Premises on the terms more particularly set forth in this First Amendment.

Agreement

FOR VALUE RECEIVED, Landlord and Tenant agree as follows:

1. Expansion. Effective as of the Expansion Commencement Date (defined below), Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord an additional 16,707 square feet of Rentable Floor Area (the “Additional Premises”) as shown on the floor plan attached hereto as Exhibit A. Tenant’s lease of the Additional Premises shall be on all of the same terms and conditions as the Original Premises, except as otherwise specified herein. Effective as of the Expansion Commencement Date, the Additional Premises shall be made a part of the Premises under the Lease and Tenant shall be leasing a total of 113,433 square feet of Rentable Floor Area in the Building. Landlord shall deliver the Additional Premises to Tenant on the Expansion Commencement Date free of all tenants and occupants (including their personal property and trade fixtures), in broom clean condition, good working order condition and repair (including, but not limited to, all building, mechanical and life-safety systems serving same) and in compliance in all respects with applicable laws, codes, ordinances, rules and regulations.”

(a) Annual Fixed Rent for the Additional Premises. Commencing on the Expansion Commencement Date and continuing through the Term Expiration Date, Tenant shall pay Annual Fixed Rent for the Additional Premises in the amount per rentable square foot set forth below and otherwise on the same terms and conditions as the Original Premises.

(b) Additional Rent. Commencing on the Expansion Commencement Date and continuing through the Term Expiration Date, payments of Additional Rent for Landlord’s Operating Expenses and Taxes shall be determined and paid at the times and in the manner set forth in Sections 2.5 and 2.6 of the Lease (using the new figures for Base Operating Expenses and Base Taxes provided under this First Amendment). From and after the Expansion Extension Date, however, Tenant shall pay for all electricity consumed in the Additional Premises as and to the extent set forth in Section 2.7 of the Lease and any other additional charges incurred under the Lease for the Additional Premises other than Additional Rent for Landlord’s Operating Expenses and Taxes.

(c) As-Is. Subject to Landlord’s obligations set forth in this First Amendment and the Lease, the Additional Premises are being leased in their “as-is” condition without representation or warranty by Landlord, and Landlord shall not be required to perform any work in connection with Tenant’s occupancy of the Additional Premises during the Term.

(d) Expansion Commencement Date. The “Expansion Commencement Date” shall be March 1, 2008, or if later, the date of substantial completion (as defined below) of Tenant’s Expansion Construction (as defined on Exhibit B), provided, however, that the extension of the Expansion Commencement Date beyond March 1, 2008 shall be applicable only if and to the extent that the completion of Tenant’s Expansion Construction is delayed beyond March 1, 2008 as a result of Force Majeure, as such term is defined in Section 4.2 of the Lease, and/or delays, caused by the action or inaction of Landlord, including but not limited to Landlord’s failure to deliver the Additional Premises as required under this First Amendment on or before November 30, 2007, and provided that as a condition of such extension (except for an extension based on Landlord’s failure to deliver as aforesaid) Tenant shall give notice to Landlord upon earning of the event of Force Majeure or Landlord delay and Tenant shall use all commercially reasonable efforts to substantially complete Tenant’s Expansion Construction as soon as possible thereafter. As used herein, Tenant’s Expansion Construction shall be “substantially complete” or “substantially completed” when Tenant obtains a certificate of occupancy for the Premises allowing the use and occupancy thereof as contemplated in the Lease^ if necessary, and all of Tenant’s Expansion Construction has been completed except for so-called “punch-list items” which shall consist of, for example, minor work, adjustments or installations, the completion of which will not materially interfere with Tenant’s use and occupancy of the Premises. If Landlord has not delivered the Additional Premises to Tenant on or before December 15, 2007, Tenant shall have the right at its sole election to terminate this First Amendment upon written notice to Landlord whereupon this First Amendment shall be of no further force or effect.

2. Tenant Improvement Allowance. Landlord shall reimburse Tenant for actual third-party costs incurred by Tenant to make improvements to the Original Premises and the Additional Premises in an amount up to $417,675 (the “Tenant Improvement Allowance”), such reimbursement to be paid in accordance with Exhibit B attached hereto. Tenant may use up to $250,605 of the Tenant Improvement Allowance to assist with Tenant’s actual third-party costs incurred by Tenant in connection with moving, cabling, wiring, furniture, telephone systems and other building-related items or to offset Annual Fixed Rent during the first 7 months following the Expansion Commencement Date. In addition, Landlord shall reimburse Tenant for actual third-party costs incurred by Tenant for Tenant’s space planning for the Additional Premises in an amount up to $2,506.05 (the “Space Planning Allowance”).

3. Annual Fixed Rent. Commencing on the Expansion Commencement Date, Annual Fixed Rent for the Additional Premises shall be due and payable in equal monthly installments as provided in Section 2.5 of the Lease as follows:

Time Period	Rent Per Rentable Square Foot	Annual Fixed Rent	Monthly Rent
Expansion Commencement Date to the day before the Second Anniversary thereof.	$23.00	$384,261	$32,021.75
Second Anniversary of Expansion Commencement Date to day before Fourth Anniversary of Expansion Commencement Date.	$24.00	$400,968	$33,414
Fourth Anniversary of Expansion Commencement Date to April 30, 20l3	$25.00	$417,675	$34,806.25

4. Base Operating Expenses and Taxes. Commencing as of the Expansion Commencement Date (i) the Base Operating Expenses Per Square Foot of Rentable Floor Area figure shall be equal to actual Operating Expenses for calendar year 2007, which amount shall be “grossed-up” to a level of 95% occupancy as to those costs that vary with occupancy in the event the Building occupancy is less than 95% on average in any given year, and (ii) the Base Taxes Per Square Foot of Rentable Floor Area figure shall be equal to actual Taxes for fiscal year 2008, which amount will be “grossed up” to reflect a real estate tax assessment based on a fully-completed and 100% leased and occupied Building.

5. Additional Right of First Offer.

Simultaneously with any offer to lease all or any portion of the second (2nd) or third (3rd) floors of the Building (the “601 ROFO Space”) or any portion of the building located at 701 Edgewater Drive, Wakefield, Massachusetts (the “701 Building” and collectively with the 601 ROFO Space, the “ROFO Space”), to any third party, Landlord shall offer to lease such space (the “Amendment Offered Space”) to Tenant at the Amendment Expansion Market Rent (defined below) -and except as otherwise specified herein on the same terms and conditions as this Lease, provided however, that (a) if there are less than three (3) Lease Years left in the Term at the time Landlord is offering to lease the Amendment Offered Space, Tenant may lease the Amendment Offered Space only if Tenant has, and irrevocably exercises, an Extension Option set forth in Section 2.4.1 of the Lease for the Premises so that the Amendment Offered Space shall be leased by Tenant for at least a three (3) year term, (b) the Amendment Offered Space shall be leased by Tenant in its “as is” (but vacant, broom-clean and in good order and repair and operating condition and in compliance with applicable laws, codes, ordinances, rules and regulations, except for any Tenant work) with such tenant improvement allowances, free rent, or other concessions as are then being offered generally for comparable space in comparable properties in the “Metro-North” area, (c) the figures for Base Operating Expenses and Base Taxes applicable to the Amendment Offered Space shall be the actual amounts (adjusted to 95% occupancy, and to 100% fully-built, leased and occupied, respectively) for the calendar year and fiscal year, respectively, in which the Amendment Offered Space is to be delivered to Tenant, and (d) Tenant may elect to lease either the Amendment Offered Space or, at Tenant’s option, the entire ROFO Space to the extent that the same is not then under lease to other tenants or the subject of active lease negotiations following an offer to Tenant under this Section 5. Any tenant or occupant of the Amendment Offered Space from time to time, any affiliate thereof, or Metcalf & Eddy or ah affiliate thereof to the extent of its rights to lease a portion (approximately 3,000 square feet) of such space as of the date hereof shall not be considered a “third-party” for purposes of this Section 5. and Landlord shall be free to lease the Amendment Offered Space to any of the foregoing without offering the same to Tenant first.

Any offer by Landlord under this Section 5 may be accepted by Tenant by written notice given within ten (10) Business Days, as defined in Section 8.19 of the Lease, of delivery of Landlord’s offer. If Tenant does not timely accept Landlord’s offer, then Tenant’s rights under this Section 5 shall be deemed conclusively waived by Tenant with respect to the next lease of the Amendment Offered Space provided that the next such lease of the Amendment Offered Space is entered into within nine (9) months after Tenant’s failure to accept Landlord’s offer, and . Landlord shall have no further obligation to offer the Offered Space to Tenant before next leasing the same to a third party occurring within such nine (9) month period, but this Section 5 shall apply to any other lease of ROFO Space. In the event that Tenant accepts any offer by Landlord under this section, the leasing of such Amendment Offered Space and the rent therefor shall be documented by an amendment to the Lease. Tenant’s rights under this Section 5 as to that particular accepted Amendment Offered Space shall be rendered void, at Landlord’s election, if Tenant is in default beyond any applicable notice or grace period at the time Landlord offers any space to a third party or at the time Tenant’s lease of any Offered Space under this Section 5 would otherwise commence.

“Amendment Expansion Market Rent” shall mean the then prevailing market rate for a five (5) year lease of office space in the greater “Metro-North” area comparable to the Amendment Offered Space in terms of location within a building, finish, age, building quality and amenities for a tenant of equal size and financial strength as Tenant, under terms and conditions substantially the same as those on which Tenant shall have the right to lease the Amendment Offered Space. If Landlord and Tenant have not agreed, in writing, on the Amendment Expansion Market Rent for the Offered Space within fourteen (14) days after Tenant accepts Landlord’s offer, then at the request of either party Amendment Expansion Market Rent for the Amendment Offered Space shall be determined in accordance with the arbitration procedure set forth in Section 2.4.1 of the Lease for the determination of Fair Market Rent.

If Tenant exercises its rights under this Section 5. Landlord shall use reasonable efforts to deliver the Amendment Offered Space as set forth in Landlord’s offer. Landlord’s failure to deliver, or delay in delivering, all or any part of the Amendment Offered Space by reason of Force Majeure, as such term is defined in Section 4.2 of the Lease, and including continued occupancy of any such Amendment Offered Space by any occupant thereof shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such Amendment Offered Space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease; provided, however, that if Landlord shall fail to deliver the Amendment Offered Space within ninety (90) days following the date set forth in Landlord’s offer, Tenant shall have the right at its sole election to terminate its exercise of its rights thereto upon written notice to Landlord whereupon such exercise shall be of no further force or effect.

This Section 5 shall not be construed to grant to Tenant any rights or interest in any space in the Building and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages and Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.

6. Notices and Tenant’s Authorized Representative. From and after the date of this First Amendment, Tenant’s Authorized Representative and notice therefore shall be as follows and the following shall be added as an additional Tenant notice party for all notices and communications to Tenant pursuant to the Lease:

Epsilon

601 Edgewater Drive

Mailstop 5/M06

Wakefield, MA 01880

Attention: Laura Vosburgh Marshall

Senior Director, Facilities & Real Estate

And to:

ADS

17655 Waterview Parkway

Dallas, TX 75252

Attention: General Counsel

7. Brokerage. Tenant represents and warrants that it has had no dealings with any broker or agent in connection with this First Amendment, except FHO Partners LLC and Wyman Street Advisors. Tenant covenants to defend (by counsel of Landlord’s choice), pay, hold harmless and indemnify Landlord from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent, with respect to this First Amendment or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall pay all commissions due to FHO Partners LLC and Wyman Street Advisors in connection with this First Amendment.

8. Ratification. Except as set forth herein, the terms of the Lease are hereby ratified and confirmed.

EXECUTED as a sealed Massachusetts instrument as of the date first written above.

LANDLORD:

601 EDGEWATER LLC

BY:	Donald G. Oldmixon, Manager

TENANT:

EPSILON DATA MANAGEMENT, LLC

BY:	Alan M. Utay, Vice President and
Secretary

Duly Authorized

EXHIBIT A

Floor Plan

EXHIBIT B

Tenant’s Expansion Construction

1.	Plans and Specifications.

(a) Preparation of Plans. Tenant shall prepare at Tenant’s cost, subject to the Space Planning Allowance, plans (“Tenant’s Plans”) for the construction and layout of the Premises. Tenants leasing partial floors shall design entrances, doors and any other elements which visually integrate with the elevator lobbies and common areas in a manner and with materials and finishes which are compatible with the Building standard materials and common area finishes for such floor. Tenant may contract directly for design work or through design-build contracts with Landlord approval not to be unreasonably withheld, conditioned or delayed. Where required, Tenant shall employ the engineers utilized or otherwise approved by Landlord to construct the Building for all mechanical, electrical and plumbing engineering design work, Landlord approval not to be unreasonably withheld, conditioned or delayed. Tenant reserves the sole right to employ engineers reasonably approved by Landlord for the design of Tenant’s data center. Tenant shall consult with Landlord from time to time as Tenant’s Plans are being prepared and Tenant’s Plans shall be subject to Landlord’s prior written approval prior to the commencement of construction. Landlord shall not unreasonably withhold, condition, or delay Landlord’s approval of the Tenant Plans, and if, for any reason, Landlord does not approve Tenant’s Plans, it shall state specifically the reasons therefor. Landlord need not approve any items or aspects of Tenant’s Expansion Construction which in Landlord’s reasonable judgment (i) would materially delay other work in the Building, (ii) would materially increase the cost of operating the Building or performing any other work in the Building, (iii) are incompatible with the design, quality, equipment or systems of the, Building, (iv) would require unusual expense to readapt the Premises to general purpose office use (unless Tenant agrees to remove same and/or readapt the Premises) or (v) otherwise do not comply with the provisions of the Lease (including, without limitation, Section 5.1 D).

(b) Tenant Plans. Tenant shall submit the information/data/plans, etc., as noted:

(i) Major Work: A list of any items or matters, which might require structural modifications to the Building, including, without limitation, the following:

(1)	Location and details of special floor areas exceeding seventy (70) pounds of live load per square foot;

(2)	Location and weights of storage files;

(3)	Location of any special soundproofing requirements;

(4)	Existence of any extraordinary HVAC requirements necessitating perforation of structural members or connection to the Building condenser water loop; and

(5)	Existence of any requirements for interconnecting staircases or other items affecting the structure.

(ii) Final Plans: One (1) sepia and one (1) blackline drawing showing all architectural, mechanical and electrical systems, including, without limitation, cutsheets, specifications and the following:

CONSTRUCTION PLANS:

(1)	All partitions shall be shown; indicate all Building standard or non-standard construction and details referenced;

(2)	Dimensions for partition shall be shown to face of stud; critical tolerances and ± dimensions shall be clearly noted;

(3)	All doors shall be shown on and shall be numbered and scheduled on door schedule;

(4)	All non-Building standard construction, non-standard materials and/or installation shall be explicitly noted; equipment and finishes shall be shown and details referenced; and

(5)	All plumbing fixtures or other equipment requirements and : any equipment requiring connection to Building plumbing systems shall be noted.

REFLECTED CEILING PLAN:

(1)	Layout suspended ceiling grid pattern in each room, describing the intent of the ceiling working point, origin and/or centering; and

(2)	Locate all ceiling-mounted lighting fixtures and air handling devices including air dampers, fan boxes, etc., Building standard 2’ x 2’ fluorescent fighting fixtures, Building standard supply air diffusers, Building standard wall switches, down lights, special lighting fixtures, special return air registers, special supply air diffusers, and special wall switches.

TELEPHONE AND ELECTRICAL EQUIPMENT PLAN:

(1)	All telephone outlets required;

(2)	All electrical outlets required; note non-standard power devices and/or related equipment; and

(3)	All electrical requirements associated with plumbing fixtures or equipment; append product data for all equipment requiring special power, temperature control or plumbing considerations.

DOOR SCHEDULE:

(1)	Provide a schedule of doors, sizes, finishes, hardware sets, and all information necessary to fully describe selected Building standard; and

(2)	Non-standard materials and/or installation shall be explicitly noted.

HVAC:

(1)	Areas requiring special temperature and/or humidity control requirements;

(2)	Heat emission of equipment (including catalogue cuts), such as CRTs, copy machines, etc.; and

(3)	Special exhaust requirements - conference rooms, pantry, toilets, etc.

ELECTRICAL:

(1)	Special lighting requirements;

(2)	Power requirements and special outlet requirements of equipment;

(3)	Security requirements; and

(4)	Supplied telephone equipment and the necessary space allocation for same.

PLUMBING:

(1)	Remote toilets;

(2)	Pantry equipment requirements;

(3)	Remote water and/or drain requirements such as for sinks, ice makers, etc.; and

(4)	Special drainage requirements, such as those requiring holding or dilution tanks.

COMPUTERS:

Equipment cuts, power requirements, heat emissions, raised floor requirements, fire protection requirements, security requirements, and emergency power.

(c) Plan Requirements. Tenant’s Plans shall be fully detailed and fully coordinated, shall show complete dimensions, and shall have designated thereon all points of location and other matters, including, without limitation, special construction, details and finish schedules. All drawings shall be uniform size (30” x 42”) and shall incorporate the standard electrical and plumbing symbols and be at a scale of 1/8” = l’0” or larger. Materials and/or installation shall be explicitly noted and adequately specified to allow for Landlord review, building permit application, and construction. A concise description of products, acceptable substitutes, and installation procedures and standards shall be provided. Product cuts must be provided and special mechanical or electrical loads noted. Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any work, addition, alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

(d) Drawing and Document Production. Landlord shall provide Tenant with a sepia drawing or CAD disk showing the Building outline, core walls and columns, together with corridor and demising wall location plans. In addition, in the event that compatible CAD drawing production is not available between the architectural designer and the mechanical, electrical and plumbing engineers, the following four (4) mylars, supplied by the architects to the mechanical, electrical and plumbing engineers, are required:

(i)	One (1) composite, reverse washoff mylar showing electrical and telephone layouts as follows:

Fifty percent (50%) screened: Building outline, core walls, columns and Tenant partitions.

Full strength: All telephone and power outlets and dimensional information locating these outlets both in plan and elevation where necessary;

(ii)	Two (2) composite, reverse washoff mylars showing reflecting ceiling plan as follows:

Fifty percent (“50%”) screened: Building outline, core walls, columns and Tenant partitions.

Full strength: Lighting fixtures: and

(iii)	One (1) composite, reverse washoff mylar showing reflecting ceiling plan as follows:

Fifty percent (50%”) screened: Building outline, core walls, columns, Tenant partitions and lighting fixtures.

(e) Change Orders. Tenant’s Plans shall not be materially changed or modified by Tenant after approval by Landlord without the further approval in writing (“Change Order”) by Landlord.

2.	Tenant’s Expansion Construction.

(a) General. Landlord and its authorized representatives shall be kept fully apprised and informed of the construction process, and shall have the right upon reasonable advance notice to inspect Tenant’s Expansion Construction from time to time and to attend construction job-site meetings.

(b) Tenant’s Architect/Engineers. Landlord has approved Perkins & Will as “Tenant’s Architect” for Tenant’s Expansion Construction (Tenant may hire a different architect so long as Landlord has no reasonable objection thereto). If an architect other than Landlord’s architect is selected by Tenant, Tenant shall provide a letter from such architect to Landlord stating that the architect has carefully reviewed the requirements of this Exhibit B, and of any Tenant’s Expansion Construction design schedule, and that Tenant’s Architect will comply with all such requirements including without limitation the submission deadlines stated in any Tenant’s Expansion Construction design schedule. Any electrical, mechanical or structural engineers employed by Tenant or Tenant’s Architect shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.

Tenant shall be solely responsible for the liabilities and expenses of all architectural and engineering services relating to Tenant’s Expansion Construction (subject to reimbursement from-the Improvement Allowance) and for the adequacy and completeness of Tenant’s Plans submitted to Landlord. If applicable, Tenant’s Plans shall provide for the uniform exterior appearance of the Building, including without limitation the use of Building standard window blinds and Building standard light fixtures within fifteen (15) feet of each exterior window.

(c) Performance of Tenant’s Expansion Construction. Tenant’s Expansion Construction shall be performed in accordance with Tenant’s Plans and any Change Orders approved by Landlord (such approval not be unreasonably withheld, conditioned or delayed). Minor Change Orders (under $50,000 per change which do not affect the systems or structure of the Building) shall not require Landlord’s approval.

By its execution of the Lease, and submission of Tenant’s Plans and any Change Orders, Tenant will be deemed to have approved, and shall be legally responsible for, such Tenant’s Plans and Change Orders. Landlord shall not be responsible for any aspects of the design or construction of Tenant’s Expansion Construction, the correction of any defects therein, or any delays in the completion thereof. Tenant shall be responsible for building standard costs of Building services or facilities (such as electricity, HVAC, and cleaning) required to implement Tenant’s Expansion Construction and other variable costs to the extent required to be paid by Tenant under the Lease (such as for review, inspection, and testing). All payments required to be made by Tenant hereunder, whether to Landlord or to third parties, shall be deemed Additional Rent for purposes of Article VII of the Lease. There shall be no review fees or similar fees to or on behalf of Landlord.

Tenant’s Expansion Construction shall be made in accordance with the requirements of this Exhibit B, Tenant’s Expansion Construction must comply with the Building Code in effect for the, municipality in which the Building is located and the requirements, rules and regulations of any governmental agencies having jurisdiction. Tenant must deliver to Landlord copies of all required permits and approvals prior to the commencement of Tenant’s Expansion Construction.

If applicable, a pro-rata share of the cost of the multi-tenant corridor, if applicable, which shall be constructed by Landlord, shall be .done at Tenant’s cost.

(d) Tenant Contractor. Any independent contractor of Tenant for any employee or agent of Tenant) perforating Tenant’s Expansion Construction shall be a “Tenant Contractor” and shall be subject to all of the terms, conditions and requirements contained in the Lease relating to Tenant’s Expansion Construction and/or applicable to Tenant Contractor. The identity and qualifications of each Tenant Contractor shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed.

Without limitation, Tenant shall require each Tenant Contractor to adjust and coordinate Tenant’s Expansion Construction to meet the schedule or requirements of other work being performed by or for Landlord throughout the Building. Tenant shall insure, that each Tenant Contractor shall take all reasonable steps to assure that any work is carried out without disruption from labor disputes arising from whatever cause, including, without limitation, disputes concerning union jurisdiction and the affiliation of workers employed by said Tenant Contractor or its subcontractors. Tenant shall be responsible for, and shall reimburse Landlord for, all costs and expenses, including, without limitation, attorney’s fees incurred by Landlord in connection with any breach by the contractor of such obligations.

At all times while performing Tenant’s Expansion Construction, Tenant shall not, and shall endeavor to require that each Tenant Contractor shall not discriminate against, any individual because of race, color, sex, religion or national origin and will, as may be required by the municipality in which the Building is located or any other public authority having jurisdiction, comply with all applicable laws, regulations and equal opportunity policies generally adhered to by comparable office buildings in the same geographic area as the Building.

In the event that special security arrangements must be made (e.g., in connection with work outside normal business hours), then the cost of such security must be paid by the Tenant or the Tenant Contractor requesting such security. Tenant must insure that each Tenant Contractor and subcontractors use commercially reasonable efforts to minimize noise caused by Tenant’s Expansion Construction. Work stoppage during Hours of Operation will be ordered if noise, in the reasonable judgment of the Building manager, disturbs other tenants of the Building, and Landlord shall, have no liability therefor.

In all events, Tenant shall indemnify the Indemnitees in the manner provided in Section 5.6.1 -of the Lease against any claim, loss or cost arising out of any interference with, or damage to, any work in the Building being done by Landlord, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant Contractor in the performance of Tenant’s Expansion Construction.

(e) Insurance. Tenant shall, and Tenant shall cause all Tenant Contractors and subcontractors to purchase and maintain the insurance in the coverages and limits set forth in the Lease or as otherwise may be reasonably agreed to by Landlord, and prior to the commencement of Tenant’s Expansion Construction, Tenant shall provide Landlord with the following:

(i)	A list of each Tenant Contractor and/or subcontractors for Landlord’s approval, such approval to be exercised reasonably and without undue delay.

(ii)	Tenant’s and all Tenant Contractors’ and subcontractors’ insurance certificates.

(f) General.

All demolition, removals, or other categories of work that may inconvenience other tenants or disturb Building operations must be scheduled and performed before or after normal Building hours, and Tenant shall provide the Building manager with reasonable notice prior to proceeding with such work Tenant must schedule and coordinate all aspects of work with the . Building manager and Building engineer.

Installations within the Premises and in ceiling plenums below the Premises shall not interfere with easting services and shall be installed in such a manner so as not to interfere with prior installation of ceilings or services for other tenants.

Redundant electrical, control and alarm systems and mechanical equipment and sheet metal of Tenant not maintained under the work to the Premises must be removed as part of the work.

Prior arrangements for elevator use shall be made with the Building manager by Tenant If an operating engineer is required by any union regulations, such engineer shall be paid for by Tenant.

If shutdown of risers and mains for electrical, mechanical and plumbing work is required, such work shall be supervised by Landlord’s representative. No work shall be performed in Building mechanical equipment rooms without Landlord’s approval, and all such work shall be performed under Landlord’s supervision. At least forty-eight (48) hours’ prior notice must generally be given to the Building management office prior to the shutdown of fire, sprinkler and other alarm systems. In the event that such work unintentionally alerts the Fire or Police Department for the municipality in which the Building is located through an alarm signal, then Tenant shall be liable for any fees or charges levied by the such Fire or Police Department in connection with such alarm. Tenant shall pay to Landlord such charges as may from time to time be in effect with respect to any such shutdown described herein.

Upon completion of the Tenant’s Expansion Construction, Tenant shall submit to Landlord a permanent certificate of occupancy (if available in the city or town in which the Premises are located) and final approval by the other governmental agencies having jurisdiction (to the extent required).

3.	Improvement Allowance.

Landlord shall provide Tenant with the Space Planning Allowance and the Tenant Improvement Allowance (collectively, the “Improvement Allowance”) for the cost of constructing Tenant’s Expansion Construction and architectural, engineering and design fees with respect thereto in amounts not to exceed the Tenant Improvement Allowance and Space Planning Allowance, as such terms are defined in Section 2 of this Amendment. All construction costs for the Premises in excess of the Tenant Improvement Allowance and all design costs for the Premises in excess of the Space Planning Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor.

The Improvement Allowance shall be disbursed as requisitioned by Tenant but in no more than two (2) disbursements per month. For each disbursement, Tenant shall submit a requisition package to Landlord prior to the first day of the month, with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Allowance Costs and have been incurred and paid for by Tenant, and appropriate back-up documentation including, without limitation, lien releases from Tenant’s Contractor (in a form, reasonably approved by Landlord), paid invoices and bills. The final requisition package shall further include an executed estoppel letter under the Lease, a certificate of Tenant’s Architect that Tenant’s Expansion Construction has been completed in accordance with the Tenant’s Plans and any Change Orders approved by Landlord, lien releases from each Tenant Contractor and all major subcontractors, a set of “as-built” plans of Tenant’s Expansion Construction certified by Tenant’s Architect or Contractor, and an original certificate of occupancy.

4.	Entry Prior to Commencement.

If and as long as Tenant does not interfere in any way with any construction being performed by Landlord in the Building (by causing disharmony, scheduling or coordination difficulties,, etc. as reasonably determined by Landlord), Tenant may, pursuant to the provisions of Section 3.2 of the Lease and at Tenant’s sole risk and expense, enter the Premises during the thirty (30)-days prior to the anticipated Expansion Commencement Date for the purpose of installing Tenant’s decorations, movable furnishings, and business fixtures and equipment. The good faith determination of any such interference by Landlord shall be conclusive.